AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1999
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               CONMED CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
         (State or Other Jurisdiction of Incorporation or Organization)
                                   16-0977505
                     (I.R.S. Employer Identification Number)

                                310 BROAD STREET
                              UTICA, NEW YORK 13501
                    (Address of Principal Executive Offices)

                       STOCK OPTION PLAN FOR NON-EMPLOYEE
                         DIRECTORS OF CONMED CORPORATION
                            (Full Title of the Plan)

                              DANIEL S. JONAS, ESQ.
                                310 BROAD STREET
                              UTICA, NEW YORK 13501
                                 (315) 797-8375
            (Name, Address and Telephone Number of Agent for Service)

                              CALCULATION OF REGISTRATION FEE
==============================================================================================
                                                            PROPOSED
   TITLE OF EACH                      PROPOSED MAXIMUM       MAXIMUM
CLASS OF SECURITIES   AMOUNT TO BE   OFFERING PRICE PER      AGGREGATE           AMOUNT OF
  TO BE REGISTERED     REGISTERED         SHARE(2)         OFFERING PRICE     REGISTRATION FEE
----------------------------------------------------------------------------------------------
COMMON STOCK            75,000(1)          $29.47           $2,210,250.00         $615.00
($.01 PAR VALUE)
==============================================================================================

(1)  GIVES EFFECT TO THE COMPANY'S  THREE-FOR-TWO  STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND
     PAID ON NOVEMBER 30,  1995,  AND COVERS  ADDITIONAL  SHARES THAT MAY BE OFFERED OR ISSUED
     PURSUANT TO RULE 416(A).

(2)  CALCULATED  SOLELY FOR THE PURPOSE OF DETERMINING THE  REGISTRATION  FEE PURSUANT TO RULE
     457(G) BASED UPON THE AVERAGE OF THE BID AND ASKED PRICES REPORTED ON THE NASDAQ NATIONAL
     MARKET ON MARCH 15, 1999, $29.47 PER SHARE.

                                     PART I

--------------------------------------------------------------------------------


              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE

         As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by CONMED Corporation (the "Company") are hereby incorporated by reference in this Registration Statement:

         (a) The Annual Report on Form 10-K, filed by the Company on February 24, 1998, pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") (File No. 000-16093).

         (b) The Current Report on Form 8-K, filed by the Company on March 10, 1998, pursuant to the Exchange Act (File No.000-16093).

         (c) The Quarterly Report on Form 10-Q, filed by the Company on May 15, 1998 pursuant to the Exchange Act (File No.000-16093).

         (d) The Quarterly Report on Form 10-Q, filed by the Company on August 13, 1998 pursuant to the Exchange Act (File No.000-16093).

         (e) The Quarterly Report on Form 10-Q, filed by the Company on November 13, 1998 pursuant to the Exchange Act (File No.000-16093).

         (f) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A, filed on August 5, 1987 pursuant to the Exchange Act (File No.000-16093).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.      DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock registered hereby, shares of which are issuable or deliverable by the Registrant pursuant to the exercise of options granted and to be granted under the Stock Option Plan for Non-Employee Directors of CONMED Corporation, is being passed on by Daniel S. Jonas, Vice President-Legal Affairs and General Counsel of the Company.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer "acted, in good faith, for a purpose which he reasonably believed to be in . . . the best interests of the corporation" and, in the case of criminal actions, in addition, "had no reasonable cause to believe that his conduct was unlawful." Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

         As contemplated by BCL Section 721, the Registrant's By-laws, as amended on December 26, 1990, provide a broader basis for indemnification in accordance with and as permitted by BCL Article 7.

         Section 6.6 of the By-Laws of the Registrant (referred to in the By-Laws as the "Corporation") provides as follows:

         "Section 6.6. Indemnification. The Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

         The Corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

         Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

         The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

         The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law as it currently exists, but the failure to enter into any such agreement, shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

         In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

         For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "Corporation" shall include any legal successor to the

     Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions."

         The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA and Chubb Insurance Company covering the period from January 31, 1999 through January 31, 2000, which covers directors and officers of the Company and its subsidiaries.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

Exhibit
  No.        Description
-------      -----------

4.1 Amended and Restated By-Laws, as adopted by the Board of Directors on December 26, 1990 - incorporated herein by reference to the exhibit in the Company's Current Report on Form 8-K, dated March 7, 1991 (File No. 0-16093).

4.2 Restated Certificate of Incorporation - incorporated herein by reference to the exhibit in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-16093).

4.3 Stock Option Plan for Non-Employee Directors of CONMED Corporation, dated May 23, 1995 - incorporated by reference to the exhibit in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-16093).

4.4 Credit Agreement, dated as of December 29, 1997, among CONMED Corporation, the several banks and other financial institutions of entities from time to time parties to the Agreement, Chase Securities Inc., Salomon Brothers Holding Company, Inc and The Chase Manhattan Bank - incorporated herein by reference to the exhibit in the Company's Current Report on Form 8-K filed on January 8, 1998 (File No. 0-16093).

4.5 Guarantee and Collateral Agreement, dated as of December 31, 1997, made by CONMED Corporation and certain of its subsidiaries in favor of the Chase Manhattan Bank - incorporated by reference to the exhibit in the Company's Current Report on Form 8-K filed on January 8, 1998 (File No. 0-16093).

4.6 Indenture, dated as of March 5, 1998, by and among CONMED Corporation, the Subsidiary Guarantors named therein and First Union National Bank, as Trustee - incorporated by reference to the exhibit in the Company's Registration Statement on Form S-8 filed on March 26, 1998 (File No. 333-48693).

5 Opinion of Daniel S. Jonas, Vice President-Legal Affairs & General Counsel of CONMED Corporation, with respect to the securities being registered hereunder.

23.1 Consent of Daniel S. Jonas (included in the opinion filed as Exhibit 5 hereto).

23.2         Consent of PricewaterhouseCoopers LLP.

24           Power  of  Attorney   (included  on  the  signature   page  of  the
             Registration Statement).


ITEM 9.      UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES OF CONMED CORPORATION

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Utica, State of New York on this 16th day of March, 1999.

                      CONMED Corporation

                      By: /s/ Daniel S. Jonas
                         ---------------------
                      Name: Daniel S. Jonas
                      Title: Vice President-Legal Affairs & General Counsel

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Daniel S. Jonas his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the indicated capacities on March 16, 1999.

Name                         Title

/s/ Eugene R. Corasanti      President, Chief Executive Officer and Chairman of
-----------------------      the Board (Principal Executive Officer)
Eugene R. Corasanti

/s/ Robert D. Shallish       Vice President - Finance
-----------------------      (Principal Financial and Accounting Officer)
Robert D. Shallish

/s/Robert E. Remmell         Director
-----------------------
Robert E. Remmell

/s/Bruce F. Daniels          Director
-----------------------
Bruce F. Daniels

/s/Joseph J. Corasanti       Director
-----------------------
Joseph J. Corasanti

/s/Stuart J. Schwartz        Director
-----------------------
Stuart J. Schwartz

/s/ William D. Matthews      Director
-----------------------
William D. Matthews

                                INDEX TO EXHIBITS

4.1 Amended and Restated By-Laws, as adopted by the Board of Directors on December 26, 1990 - incorporated herein by reference to the exhibit in the Company's Current Report on Form 8-K, dated March 7, 1991 (File No. 0-16093).

4.2      Restated   Certificate  of  Incorporation  -  incorporated   herein  by
         reference to the exhibit in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-16093).

4.3 Stock Option Plan for Non-Employee Directors of CONMED Corporation, dated May 23, 1995 - incorporated by reference to the exhibit in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-16093).

4.4 Credit Agreement, dated as of December 29, 1997, among CONMED Corporation, the several banks and other financial institutions of entities from time to time parties to the Agreement, Chase Securities Inc., Salomon Brothers Holding Company, Inc and The Chase Manhattan Bank - incorporated herein by reference to the exhibit in the Company's Current Report on Form 8-K filed on January 8, 1998 (File No. 0-016093).

4.5 Guarantee and Collateral Agreement, dated as of December 31, 1997, made by CONMED Corporation and certain of its subsidiaries in favor of the Chase Manhattan Bank - incorporated by reference to the exhibit in the Company's Current Report on Form 8-K filed on January 8, 1998 (File No. 0-16093).

4.6 Indenture, dated as of March 5, 1998, by and among CONMED Corporation, the Subsidiary Guarantors named therein and First Union National Bank, as Trustee - incorporated by reference to the exhibit in the Company's Registration Statement on Form S-8 filed on March 26, 1998 (File No. 333-48693).

5 Opinion of Daniel S. Jonas, Vice President-Legal Affairs & General Counsel of CONMED Corporation, with respect to the securities being registered hereunder.

23.1 Consent of Daniel S. Jonas (included in the opinion filed as Exhibit 5 hereto).

23.2     Consent of PricewaterhouseCoopers LLP.

24 Power of Attorney (included on the signature page of the Registration Statement).